Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diffusion Pharmaceuticals LLC:

We consent to the incorporation by reference in the registration statements (No. 333-206408 and No. 333-206409) on Form S-8 of Diffusion Pharmaceuticals Inc. of our report dated March 25, 2016, with respect to the balance sheets of Diffusion Pharmaceuticals LLC as of December 31, 2015 and 2014, and the related statements of operations, members' deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Diffusion Pharmaceuticals Inc. dated March 25, 2016.

Our report dated March 25, 2016, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

McLean, Virginia

March 25, 2016